Exhibit (a)(1)

LETTER FROM TEC MERGER SUB TO STOCKHOLDERS OF TSINGDA EEDU CORPORATION

Dear stockholder of Tsingda eEDU Corporation:

          On [●], 2013, TEC Merger Sub (“Merger Sub”) intends to take Tsingda eEDU Corporation (“TEC”) private through a “short-form” merger (the “Merger”). The purposes of this letter and the Schedule 13E-3 Transaction Statement and the plan of merger that accompany this letter are to:

•	tell you more about the Merger,

•	explain why we think that the $2.30 per share in cash, without interest, that you will receive in the Merger is fair consideration for your shares, and

•	let you know about your dissenting right under Cayman Islands law.

          You are not being asked to approve the Merger. Immediately prior to the effective date of the “short-form” merger, under Cayman Islands law, Merger Sub will own a sufficient number of shares to cause the Merger to occur. After the Merger, Merger Sub will be merged into TEC with TEC being the surviving entity. In the Merger, which we hope will occur on [●], 2013 or as soon thereafter as possible, you will receive $2.30 in cash, without interest, for each TEC ordinary share that you own as of that date. If you do not believe that $2.30 is a fair price for your ordinary shares, you can follow the procedures described in the Schedule 13E-3 Transaction Statement and exercise dissenters’ rights under Cayman Islands law. YOU SHOULD READ THE SCHEDULE 13E-3 TRANSACTION STATEMENT CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT $2.30 PER SHARE OR TO HAVE THE GRAND COURT OF THE CAYMAN ISLANDS DETERMINE THE FAIR VALUE OF YOUR SHARES. The amount determined by such court may be higher or lower than $2.30 per share.

          Stockholders of record on the date the Merger becomes effective will be mailed a Notice of Merger and Dissenters’ Rights and a Letter of Transmittal. Stockholders receiving such documents should carefully read them. Detailed instructions for surrendering your stock certificates, together with a detailed description of statutory dissenters’ rights, will be set forth in the Notice of Merger and Dissenters’ Rights and the Letter of Transmittal. Please do not submit your stock certificates before you have received these documents.

          After the Merger, ordinary shares of TEC will terminate registration with the Securities and Exchange Commission (the “SEC”), and TEC and its affiliates will no longer be required to file reports with the SEC. In addition, the Merger may have U.S. federal income tax consequences for you, and you should consult with your tax advisor in order to understand fully how the Merger will affect you.

Sincerely,

TEC MERGER SUB

By:

Name:
Title:

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